Herman Miller, Inc.
Executive Incentive Cash Bonus Plan

Section 1. Purposes of the Plan

The purpose of the Plan is to more closely link incentive cash compensation to the creation of shareholder wealth. The Plan is intended to foster a culture of performance and ownership, promote employee accountability, and establish a framework of manageable risks imposed by variable pay. The Plan is also intended to reward long-term, continuing improvements in shareholder value with a share of the wealth created.

Section 2. Definition

“Actual Improvement” means the annual change as determined under Section 4(b)(1) of the Plan, which amounts can be positive or negative.

“Annual Salary” means, with respect to a Participant, his or her annual base salary paid in a particular fiscal year of the Company, provided, however, that if a Participant is added to the Plan during a Plan Year the term Annual Salary Amount will mean only his or her annual base compensation earned after being added to the Plan.

“Average Capital” means the sum of the Company’s capital at the end of each month during a Plan Year divided by 12.

“Board” means the Board of Directors of the Company.

“Bonus Amount” means the amount which is determined and payable to a Participant under Sections 4 and 5 of the Plan.

“Bonus Interval” means the amount of EVA growth or diminution as a variance from Expected Improvement determined by the Committee that would result in either (i)  the doubling of the Target Bonus for EVA performance above Expected Improvement; or (ii) the realization of no Target Bonus for EVA performance below Expected Improvement.

“Capital Charge” means the Company’s Average Capital for the Plan Year multiplied by the Cost of Capital.

“Change in Control” means the first to occur of any one of the events described below:

a.
Stock Acquisition. Any “person,” as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Act”), other than the Company or a Subsidiary, or a trustee of any employee benefit plan sponsored solely by the Company or a Subsidiary is or becomes, other than by purchase from the Company, the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of shares of Common Stock or other securities of the Company representing 20 percent or more of the combined voting power of the Company’s then-outstanding voting securities.

b.
Change in Board. During any period of two (2) consecutive years, individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority of the Board, unless each new director was nominated or elected by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

“Code” means the Internal Revenue Code, as amended.

“Committee” means the Executive Compensation Committee of the Board, or any successor Committee thereto.

“Company” means Herman Miller, Inc., a Michigan corporation.

“Cost of Capital” means the Company’s weighted cost of equity plus its weighted cost of debt, expressed as a percentage, as determined by the Committee in a manner consistent with the Manual.

“Disability” means a physical or mental condition that qualifies the Participant for disability benefits under the Company’s Long Term Disability Income Plan.

“Expected Improvement” means the targeted improvement in annual EVA growth determined by the Committee for the Target Bonus Percentage to be earned in full.

“EVA” means the Economic Value Added of the Company determined each Plan Year by deducting the Company’s Capital Charge from the Company’s Net Income, as determined in a manner consistent with the terms of the Manual.

“EVA Bonus Factor” means the multiple determined in accordance with Section 4(b)(3) of the Plan.

“EVA Carryover Amount” means either (a) a positive number equal to the amount of the Excess Improvement in excess of the Bonus Interval in the previous Plan Year , or (ii) a negative number equal to the amount of Shortfall that is in excess of the Bonus Interval from the prior Plan Year; provided however, in no event may the EVA Carryover Amount be an amount either positive or negative, in excess of the Bonus Interval.

“Excess Improvement” means the amount by which the Actual Improvement for a Plan Year exceeds the Expected Improvement.

“Manual” means the Herman Miller EVA® Management System Technical Manual as approved by the Committee.

“Participant” means an employee of the Company or a Subsidiary determined by the Committee to be eligible to participate in the Plan for a Plan Year.

“Plan” means the Herman Miller, Inc., Executive Incentive Cash Bonus Plan.

“Plan Year” means the fiscal year of the Company.

“Retirement” means the termination of a Participant’s employment with the Company or a Subsidiary after a Participant attains age 55 with a minimum of 5 years of service.

“Subsidiary” means any corporation at least eighty (80) percent of the outstanding voting stock of which is owned by the Company.

“Shortfall” means the amount, expressed as a positive number, by which the Expected Improvement for a Plan Year exceeds the Actual Improvement.

“Target Bonus” means the annual bonus a Participant would earn, if any, for a Plan Year (the “Bonus Amount”) if Actual Improvement equaled Expected Improvement, determined by multiplying a Participant’s Annual Salary for that Plan Year by the Participant’s Target Bonus Percentage for that Plan Year.

“Target Bonus Percentage” means the percentage of a Participant’s Annual Salary, as established or approved by the Committee for purposes of determining a Participant’s Target Bonus.

Section 3. Administration

a.
The Committee. The Committee shall be responsible for administering the Plan. The Committee shall be comprised of three or more members of the Board, each of whom shall be an “outside director” as that term is used in Section 162(m) of the Code and the regulations promulgated thereunder.

b.
Powers. The Committee shall have full and exclusive discretionary power to interpret the Plan, to determine those employees of the Company and its Subsidiaries who are eligible to participate in the Plan, and adopt such rules, regulations, and guidelines for administering the Plan as the Committee may deem necessary or proper. The Committee may employ attorneys, consultants, accountants, and other persons. The Board, Committee, the Company, and its officers shall be entitled to rely upon the advice or opinion of such persons.

c.
Binding Effect of Committee Actions. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Participants, the Company, and all other interested persons. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan. All members of the Committee shall be fully protected and indemnified by the Company, to the fullest extent permitted by applicable law, in respect of any such action, determination, or interpretation.

d.
Annual Determine. Each year prior to payment of a Bonus Amount, the Committee shall determine that the performance requirements of the Plan have been satisfied in accordance with Section 4(a)(2) of the Plan and Section 162(m) of the Code.

Section 4. Determination of Bonus Amount

a.	Determination of EVA and Actual Improvement.

1)	Beginning of Year Determinations. Prior to or within ninety (90) days of the commencement of each Plan Year, the following determinations shall be made in accordance with the Manual:

(i)	The Committee shall approve the calculation the Company’s EVA as of the beginning of the Plan Year and the Company’s Cost of Capital for the Plan Year.

(ii)
The Committee shall approve the calculation of the EVA Carryover Amount, if any, from the previous Plan Year. In no event will the cumulative EVA Carryovers exceed a Bonus Interval of one, whether positive or negative.

(iii)	The Committee shall determine or approve Target Bonus Percentages for each Participant.

(iv)	The Committee shall establish the Expected Improvement and the Bonus Interval for each Plan Year, which standards may each be set by the Committee for one to three Plan Years.

2)	Year-End Determinations. As of the end of each Plan Year, the following determinations shall be made:

(i)	The Committee shall approve the calculation of the Company’s EVA as of the end of the Plan Year.

(ii)	The Committee shall approve the calculation of Actual Improvement.

(iii)	The Committee shall approve the determination of the EVA Bonus Factor for each Plan Year, consistent with the terms of the Plan and the Manual.

b.	Determination of Bonus Amount. Each Participant shall be entitled to a Bonus Amount, if any, for a Plan Year according to the following:

1)
The Actual Improvement in EVA for a Plan Year shall be determined by adding any EVA Carryover Amount (either positive or negative) to the EVA as of the end of Plan Year and then subtracting from it the EVA as of the beginning of the Plan Year.

2)	The EVA Bonus Factor shall be determined by comparing the Excess Improvement or Shortfall to the Expected Improvement and Bonus Interval, according to the following:

(i)	If the Actual Improvement equals the Expected Improvement, the EVA Bonus Factor shall equal one (1).

(ii)
If the Actual Improvement exceeds the Expected Improvement, the EVA Bonus Factor shall equal (a) the Excess Improvement divided by the Bonus Interval, plus (b) one (1), but in no event shall the EVA Bonus Factor be greater than two.

(iii)
If the Actual Improvement is less than the Expected Improvement, the EVA Bonus Factor shall equal (a) the Shortfall (expressed as a negative number) divided by the Bonus Interval, plus (b) one (1), but in no event shall the EVA Bonus Factor be less than 0. .

3)	The Bonus Amount for each Participant shall equal the Participant’s Target Bonus, multiplied by the EVA Bonus Factor, and shall be payable by the Company in accordance with Section 5 of this Plan.

Section 5. Payment of Bonus Amount

a.	Payment of Bonus Amount. The Bonus Amount shall be paid by the Company within thirty (30) days following the Committee’s certification of the EVA Bonus Factor.

b.
Allocation of EVA Bonus Factor. A Participant’s Bonus Amount may be based upon the EVA Bonus Factor for the Company only, or at the discretion of the Committee, a Participant’s Bonus Amount may be based upon the EVA Bonus Factor or other bonus factor for a particular division, operation, or subsidiary of the Company, or combination thereof as determined by the Committee, in which case the Committee shall establish an Expected Improvement and Bonus Interval with respect thereto.

c.
Payment Upon Death, Retirement, or Disability. In the event of a Participant’s termination of employment by the Company due to death, Retirement, or Disability, the Participant shall be credited as of the end of the Plan Year in which termination occurs (the “Termination Year”), with a Bonus Amount determined in accordance with Section 4 of the Plan, multiplied by a fraction (the “Completion Multiple”), the numerator of which shall equal the total number of days during the Termination Year in which the Participant was employed by the Company, and the denominator of which shall be 365. The Participant’s Bonus Amount shall be paid by the Company to the former Participant, or in the event of his or her death, to his or her estate or designated beneficiary, in one lump sum within the time frame set forth in Section 5(a) of the Plan.

d.
Termination of Employment for Reasons Other Than Death, Retirement, or Disability. If a Participant’s employment by the Company is terminated for reasons other than death, Retirement or Disability before the end of a Plan Year, the Participant will not be entitled to any Bonus Amount.

e.
Leave of Absence; Ineligibility. If during any Plan Year a Participant has an authorized leave of absence, the amount of his or her Bonus Amount shall be determined in accordance with Section 4 of the Plan and multiplied by a fraction, the numerator of which shall equal the total number of days of the Plan Year a Participant is not on leave of absence, and the denominator of which shall equal 365.

f.
Ineligibility. If an employee’s participation in the Plan is terminated for reasons other than set forth in Section 5(c) through 5(d), whether due to employment with an affiliate of the Company that is not a Subsidiary or inclusion in a different bonus plan, (i) the amount of his or her Bonus Amount shall be determined in accordance with Section 5(c) of the Plan, whereby the Termination Year shall be the Plan Year in which participation in the Plan terminates and the numerator of the Completion Multiple shall equal the total number of days during the Termination Year in which the employee was a Participant in the Plan.

Section 6. General Provisions

a.
No Right to Employment. No Participant or other person shall have any claim or right to be retained in the employment of the Company or a Subsidiary by reason of the Plan or any Bonus Amount or Bonus Reserve Account.

b.	Plan Expenses. The expenses of the Plan and its administration shall be borne by the Company.

c.
Plan Not Funded. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Bonus Amount or Bonus Reserve Account under the Plan.

d.
Reports. The appropriate officers of the Company shall cause to be filed any reports, returns, or other information regarding the Plan, as may be required by any applicable statute, rule, or regulation.

e.
Governing Law. The validity, construction, and effect of the Plan, and any actions relating to the Plan, shall be determined in accordance with the laws of the State of Michigan and applicable federal law.

Section 7. Amendment and Termination of the Plan

The Board may, from time to time, amend the Plan in any respect, or may discontinue or terminate the Plan at any time, provided, however, that:

a.	No amendment, discontinuance, or termination of the Plan shall alter or otherwise affect the amount of a Bonus Amount earned through the date of termination;

b.
Without the approval of the Company’s shareholders, no amendment shall be made which would replace the EVA performance measurement system for purposes of determining Bonus Amounts under the Plan, provided that the Board or Committee shall have the authority to adjust and establish Expected Improvement, Bonus Intervals, Target Bonus Percentages, and other criteria utilized in the EVA performance measurement system whether for the Company or for a particular division, operation or subsidiary of the Company or a combination thereof ; and

c.
In the event of the termination of this Plan, the full amount, if any, Participant’s Bonus Amount shall be paid in full within ninety (90) days following the effective date of termination. If the Plan is terminated prior to the end of a Plan Year, Bonus Amounts for that Plan Year shall be determined and paid in accordance with Section 5(f) of the Plan, but with the Bonus Amount computed at the date of the termination of the Plan with the Expected Improvement, Bonus Interval and EVA Carryover Amount prorated for the percentage of the Plan Year completed. In the event the Plan is terminated following a Change in Control, Bonus Amounts shall be determined as provided in the previous sentence with Section 5(f) of the Plan, except that the Completion Multiple shall be one (1) and the Bonus Amounts shall be paid at the effective time of the Change in Control.